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                                                                    EXHIBIT 99.1

[FLAGSTAR BANCORP LOGO]



                                            NEWS RELEASE
                                            FOR MORE INFORMATION CONTACT:
                                            Michael W. Carrie
                                            Executive Director / CFO
                                            (248) 312-2000



          FLAGSTAR ANNOUNCES EARNINGS AND NON-EARNINGS CHANGES TO 2004
                              FINANCIAL STATEMENTS

Troy, Mich. (March 11, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC) announced today a $0.04 per diluted share reduction to its fourth quarter 2004 earnings to defer a gain recognized in December 2004 from an interest rate hedging position that it had terminated. The gain will instead be recorded in 2005 and 2006.

At the same time, Flagstar announced an unrelated adjustment to its retained earnings to correct a cumulative overstatement of its accrued interest receivable. This adjustment will not affect Flagstar's 2004 earnings or have any effect on its compliance with bank regulatory capital requirements nor will it change Flagstar's previously issued guidance for 2005 of $1.90 to $2.50 per share.

The effect of the change arising from the termination of the hedge position in December 2004 is a reduction in 2004 earnings of $0.04 per diluted share, to $2.24 per diluted share (compared to previously announced unaudited 2004 earnings of $2.28 per diluted share), and a corresponding increase of approximately $0.02 per diluted share to be recognized in 2005 and $0.02 in 2006. These per share increase estimates for 2005 and 2006 assume no changes from 2004 in the weighted average number of shares outstanding or the tax rate. The resulting change applies to the unaudited financial results for 2004 that have been reported by Flagstar, and does not apply to any previously issued audited financial statements.

Flagstar uses interest rate swap agreements and other instruments as hedges to protect itself from changes in interest rates. As its risk exposure changes, Flagstar will increase or decrease its holdings of these types of agreements. These agreements were utilized as a hedge for certain forecasted transactions. Under Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities, when terminating a derivative used to hedge a forecast transaction, amounts that are accumulated in other comprehensive income may only be recognized in earnings when it is probable that the forecasted transaction will not occur. The gains that are deferred will remain in other comprehensive income until earnings are impacted by the forecast transactions during 2005 and 2006. The adjustment to 2004 earnings reflects that the hedged forecast transactions remained, so the cash gain created by the elimination of the hedge could not be recognized in current earnings. The after-tax cash gain will be recognized as an adjustment to equity as an addition to Other Comprehensive Income.

The revised, as well as previously reported fourth quarter and year end December 31, 2004 selected consolidated financial data (in thousands) are shown below:


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FOR THE THREE MONTHS ENDED DECEMBER 31, 2004

                                                               As Revised         As Previously Reported
                                          Other Income            12,324                        16,329
                 Earnings before federal tax provision            39,505                        43,510
                    Provision for federal income taxes            13,890                        15,292
                                          Net earnings            25,615                        28,218
                              Basic earnings per share              0.42                          0.46
                            Diluted earnings per share              0.40                          0.44
                              Return on average assets             0.78%                         0.85%
                              Return on average equity            13.88%                        15.29%
                                      Efficiency Ratio            59.64%                        57.21%
                Accumulated other Comprehensive Income             5,343                         2,629
                                     Retained earnings           699,141                       701,744



FOR THE YEAR ENDED DECEMBER 31, 2004

                                                              As Revised         As Previously Reported
                                          Other Income            44,442                         48,447
                 Earnings before federal tax provision           221,893                        225,898
                    Provision for federal income taxes            78,139                         79,541
                                          Net earnings           143,754                        146,357
                              Basic earnings per share             $2.35                          $2.40
                            Diluted earnings per share             $2.24                          $2.28
                              Return on average assets             1.18%                          1.20%
                              Return on average equity            20.42%                         20.79%
                                      Efficiency Ratio            50.20%                         47.79%
                Accumulated other Comprehensive Income             5,343                          2,629
                                     Retained earnings           699,141                        701,744



Additionally, Flagstar announced that it has restated its retained earnings at December 31, 2004 to correct an overstatement of its accrued interest receivable that has accumulated over time. The restatement did not have any effect on Flagstar's 2004 earnings or its historic cash flow or any effect on its compliance with bank regulatory capital requirements.

During a review of internal controls relating to our accrued interest, we identified, in the 2004 fourth quarter, that our accounting methodology was inadequate and resulted in the overstatement of interest accrued on our $10.2 billion portfolio of mortgage loans, with a corresponding overstatement of interest income.

The cumulative impact, as of December 31, 2004, is a $16.9 million overstatement of accrued interest, which resulted in a $5.9 million overstatement of deferred income tax liability and an $11.0 million overstatement of retained earnings.

We have determined that there were no net earnings adjustments required in the 2002-2004 period. To properly correct the cumulative adjustment from the years prior to 2002, we have made a cumulative adjustment to the Company's retained earnings in its statements of financial condition contained in its 2004 Form 10-K filing. Management and Flagstar's Audit Committee have also concluded that the Company's previously filed financial statements should no longer be relied upon.

As is required by Section 404 of Sarbanes-Oxley, management has done an assessment and concluded that deficiencies in internal controls that led to these errors constitute "material weaknesses" as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2. Consequently, management will be unable to conclude that Flagstar's internal controls over financial reporting are effective as of December 31, 2004.

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Furthermore, Flagstar expects that Grant Thornton LLP will issue an adverse opinion with respect to the company's internal controls over financial reporting which opinion will be included in Flagstar's 2004 Form 10-K.

Flagstar Bancorp, which has $13.1 billion in total assets, is the second largest independent banking institution headquartered in Michigan. Flagstar operates 120 banking centers in Michigan and Indiana, 112 loan centers in 26 states and correspondent offices located across the United States. In addition, it is one of the nation's largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about Flagstar's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). Words such as "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements.